NEWS RELEASE

FOR IMMEDIATE RELEASE

SANDY SPRING BANCORP REPORTS FIRST QUARTER RESULTS

OLNEY, MARYLAND, April 22, 2008 — Sandy Spring Bancorp, Inc., (Nasdaq-SASR) the parent company of Sandy Spring Bank, today announced net income for the first quarter of 2008 of $8.2 million ($.50 per diluted share) compared to $7.5 million ($.49 per diluted share) for the first quarter of 2007 and $8.4 million ($.51 per diluted share) for the linked fourth quarter of 2007.

Sandy Spring Bancorp’s return on average stockholders’ equity was 10.45% for the first quarter of 2008, compared to 11.96% for the same period in the prior year. Return on average assets for the first quarter of 2008 was 1.07%, compared to 1.12% for the first quarter of 2007.

First Quarter Highlights:

•	Net interest income increased 11% for the quarter over the prior year period and decreased 3% versus the linked fourth quarter of 2007.

•	Noninterest income increased 16% for the quarter over the prior year period and 12% over the linked fourth quarter of 2007.

•	Loans and deposits increased 4% and 3% respectively for the quarter, compared to December 31, 2007.

•
The provision for loan and lease losses totaled $2.7 million for the quarter compared to $0.8 million for the first quarter of 2007 and $1.7 million for the linked fourth quarter of 2007 in response to a larger portfolio and a higher level of nonperforming loans.

•	Net interest margin declined to 3.99% for the first quarter compared to 4.07% for the prior year quarter and 4.19% for the linked fourth quarter of 2007.

•	Noninterest expenses increased 5% compared to the prior year and decreased 2% compared to the linked fourth quarter of 2007.

“We continued to produce consistent financial results during the first quarter in the face of one of the most challenging economic environments in years. Market conditions continued to decline as the Federal Reserve reduced interest rates three times and instituted several new lending facilities, all with the intent to provide necessary liquidity to the markets. The interest rate reductions had a direct effect on our net interest margin which decreased to 3.99% for the quarter compared to 4.07% for the prior year quarter and 4.19% for the linked fourth quarter of 2007, as our loan yields declined faster than the rates paid on deposits,” said Hunter R. Hollar, Chief Executive Officer of Sandy Spring Bancorp. “Our non-performing assets increased from the fourth quarter as a result of the condition of the real estate market and its inevitable effect on new home builders. We continue to believe that our strong and conservative loan underwriting standards will minimize potential losses as evidenced by our historically low levels of net charge-offs.”

“We began implementation of our strategic business improvement program, titled LIFT (Looking Inward for Tomorrow). This included an adjustment of certain staffing levels and putting into place new, more stringent expense control policies during the quarter. Together with several reductions in benefit plans, these efforts have begun to show results as our noninterest expenses decreased for the second consecutive quarter,” said Hollar. “This reduction in noninterest expenses together with a 16% increase in noninterest income in the quarter produced an improved efficiency ratio of 59.2% compared to 63.0% for the prior year quarter and 60.2% for the linked fourth quarter of 2007.”

LIFT Progress

Noninterest expenses decreased 2% over the linked fourth quarter of 2007. Consistent with our cost savings expectations from LIFT, salary expense decreased by $.5 million or 5%, inclusive of planned severance related costs. Expenses related to corporate benefits plans and discretionary spending decreased by $.8 million or 20%. In particular were decreases in pension expense and consulting/professional fees by 72% and 54% respectively. Overall discretionary spending decreased by 37% over the linked fourth quarter of 2007 significantly contributing to the $1.0 million or 20% decline in other expenses.

Review of Balance Sheet and Credit Quality

Comparing March 31, 2008 balances to March 31, 2007, total assets increased 7% to $3.2 billion due mainly to the acquisition of County National Bank (“County”) in the second quarter of 2007 together with steady growth in the commercial loan portfolio. Total loans and leases increased 16% to $2.4 billion compared to the prior year. Compared to the linked fourth quarter of 2007, total loans increased 4%. The County acquisition accounted for approximately 26% of the year-over-year loan growth. Excluding this acquisition, the loan portfolio increased 12% over the first quarter of the prior year.

This increase was comprised mainly of a 14% increase in commercial loans. Customer funding sources, which include deposits plus other short-term borrowings from core customers, increased 2% to $2.4 billion at March 31, 2008 compared to the prior year. Excluding the County acquisition, such funding sources declined 3% compared to the prior year quarter. On a linked quarter basis, such customer funding sources increased 3% compared to the fourth quarter of 2007. This increase was due primarily to managed growth in interest bearing deposits to maintain the Company’s liquidity position and to fund loan growth. Stockholders’ equity totaled $319.0 million at quarter-end, and represented 10.1% of total assets, compared to 9.3% at March 31, 2007.

The provision for loan and lease losses totaled $2.7 million for the first quarter of 2008 compared to $0.8 million for the first quarter of 2007 and $1.7 million for the linked fourth quarter of 2007. The allowance for loan and lease losses represented 1.18% of outstanding loans at March 31, 2008.

Non-performing assets totaled $46.9 million at March 31, 2008 compared to $34.9 million at December 31, 2007 and $7.0 million at March 31, 2007. The increase over the linked fourth quarter of 2007 was due primarily to two commercial construction loans totaling $11.3 million which management believes are adequately reserved or well secured. The increase over the prior year also reflects a commercial real estate loan and two commercial construction loans totaling $19.5 million which management believes are also adequately reserved or well secured.

Income Statement Review

Comparing the first quarter of 2008 and 2007, net interest income increased by $2.6 million, or 11%, due primarily to continued growth in the loan portfolio which was offset by rapidly declining market interest rates that caused loan yields to decline faster than yields on deposits due to the Company’s asset sensitive position. These factors produced a net interest margin decrease to 3.99% in 2008 from 4.07% in 2007.

Noninterest income increased to $12.7 million in the first quarter of 2008 as compared to $10.9 million in 2007, an increase of 16%. Service charges on deposit accounts increased 31% due primarily to higher overdraft fees while Visa® check fees increased 18% reflecting continued growth in electronic transactions. Trust and investment management fees increased 5% due primarily to growth in assets under management. Securities gains increased $0.6 million compared to the first quarter of 2007 due primarily to a gain of $0.4 million which was realized from the redemption of stock in Visa, Inc. Other noninterest income increased 81% primarily due to higher accrued gains on mortgage commitments resulting from adoption of a new accounting pronouncement. These increases were somewhat offset by a decrease of 22% in insurance agency commissions due to lower fees on commercial lines and reduced contingency fees.

Noninterest expenses were $24.7 million in the first quarter of 2008 compared to $23.6 million in 2007, an increase of $1.1 million or 5%. Occupancy expenses increased 16% due to higher rent and utility expenses from an expanded branch network. Outside data services increased 21% due mainly to the overall growth in the loan and deposit portfolios and the branches added from the recent acquisitions. Other expenses remained virtually level due largely to the effect of project LIFT. Intangibles amortization increased $0.3 million or 40% as a result of the two acquisitions.

Conference Call

The Company’s management will host a conference call to discuss its first quarter results today at 2:00 P.M. (ET). A live Web cast of the conference call is available through the Investor Relations’ section of the Sandy Spring Web site at www.sandyspringbank.com.  Participants may call 800-860-2442; a password is not necessary. Visitors to the Web site are advised to log on 10 minutes ahead of the scheduled start of the call. An internet-based replay will be available at the Web site until 9:00 a.m. (ET) May 28, 2008. A telephone voice replay will also be available during that same time period at 877-344-7529. Please use pass code #418255 to access.

About Sandy Spring Bancorp/Sandy Spring Bank

With $3.2 billion in assets, Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc. Sandy Spring Bancorp is the second largest publicly traded banking company headquartered in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 42 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George’s counties in Maryland, and Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance and investment management services. Visit www.sandyspringbank.com to locate an ATM near you or for more information about Sandy Spring Bank.

For additional information or questions, please contact:
Hunter R. Hollar, Chief Executive Officer, or
Daniel J. Schrider, President, or
Philip J. Mantua, Executive V.P. & Chief Financial Officer
Sandy Spring Bancorp
17801 Georgia Avenue
Olney, Maryland 20832
1-800-399-5919
E-mail:	HHollar@sandyspringbank.com
DSchrider@sandyspringbank.com
PMantua@sandyspringbank.com
Web site: www.sandyspringbank.com

Forward-Looking Statements

Sandy Spring Bancorp makes forward-looking statements in this news release and in the conference call regarding this news release. These forward-looking statements may include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Sandy Spring Bancorp does not assume any duty and does not undertake to update its forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Sandy Spring Bancorp anticipated in its forward-looking statements, and future results could differ materially from historical performance.

Sandy Spring Bancorp’s forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of the Company’s loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the Company’s ability to retain key members of management; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties. Sandy Spring Bancorp provides greater detail regarding some of these factors in its Form 10-K for the year ended December 31, 2007, including in the Risk Factors section of that report, and in its other SEC reports. Sandy Spring Bancorp’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov.

Sandy Spring Bancorp, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,		%
	2008	2007	Change
Profitability for the period:
Net interest income	$26,579	$24,015	11
Provision for loan and lease losses	2,667	839	218
Noninterest income	12,696	10,906	16
Noninterest expenses	24,703	23,614	5
Income before income taxes	11,905	10,468	14
Net income	$8,205	$7,545	9

Return on average assets	1.07%	1.12%
Return on average equity	10.45%	11.96%
Net interest margin	3.99%	4.07%
Efficiency ratio - GAAP based *	62.90%	67.62%
Efficiency ratio - traditional *	59.18%	63.01%

Per share data:
Basic net income	$0.50	$0.49	2
Diluted net income	0.50	0.49	2
Dividends declared	0.24	0.23	4
Book value	19.50	17.51	11
Tangible book value	13.77	13.11	5
Average fully diluted shares	16,407,778	15,400,865

At period-end:
Assets	$3,160,896	$2,945,477	7
Deposits	2,340,568	2,274,322	3
Total Loans and leases	2,364,023	2,036,182	16
Securities	434,987	560,940	(22)
Stockholders' equity	318,967	275,319	16

Capital and credit quality ratios:
Average equity to average assets	10.28%	9.32%
Allowance for loan and lease losses to loans and leases	1.18%	1.09%
Nonperforming assets to total assets	1.48%	0.24%
Annualized net charge-offs (recoveries) to average
loans and leases	(0.02)%	0.00%

* The GAAP based efficiency ratio is noninterest expenses divided by net interest income plus noninterest income from the Consolidated Statements of Income.
The traditional, non-GAAP efficiency ratio excludes intangible asset amortization from noninterest expenses; excludes securities gains from noninterest income; and adds the tax-equivalent adjustment to net interest income. See the Reconciliation Table included with these Financial Highlights.

Certain reclassifications of information previously reported have been made to conform with current presentation.

Sandy Spring Bancorp, Inc. and Subsidiaries
Reconciliation of GAAP-based and Traditional Efficiency Ratios (Unaudited)
(In thousands, except per share data)

	Three Months Ended,
	March 31,
	2008	2007
Noninterest expenses–GAAP based	$24,703	$23,614
Net interest income plus noninterest income–
GAAP based	39,275	34,921

Efficiency ratio–GAAP based	62.90%	67.62%

Noninterest expenses–GAAP based	$24,703	$23,614
Less non-GAAP adjustment:
Amortization of intangible assets	1,124	802
Noninterest expenses–traditional ratio	23,579	22,812

Net interest income plus noninterest income–
GAAP based	39,275	34,921
Plus non-GAAP adjustment:
Tax-equivalency	1,140	1,285
Less non-GAAP adjustments:
Securities gains	574	2
Net interest income plus noninterest
income – traditional ratio	39,841	36,204

Efficiency ratio – traditional	59.18%	63.01%

Sandy Spring Bancorp, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
	March 31 (Unaudited)		December 31
	2008	2007	2007
Assets
Cash and due from banks	$66,536	$61,145	$63,432
Federal funds sold	48,032	48,138	22,055
Cash and cash equivalents	114,568	109,283	85,487

Interest-bearing deposits with banks	11,112	28,192	365
Residential mortgage loans held for sale (at fair value)	9,876	9,660	7,089
Investments available-for-sale (at fair value)	206,840	282,023	186,801
Investments held-to-maturity - fair value of $209,937,
$266,937 and $240,995, respectively	202,344	261,208	234,706
Other equity securities	25,803	17,709	23,766

Total loans and leases	2,364,023	2,036,182	2,277,031
Less: allowance for loan and lease losses	(27,887)	(22,186)	(25,092)
Net loans and leases	2,336,136	2,013,996	2,251,939

Premises and equipment, net	53,780	50,834	54,457
Accrued interest receivable	13,201	16,485	14,955
Goodwill	78,111	53,913	76,585
Other intangible assets, net	15,507	15,244	16,630
Other assets	93,618	86,930	91,173
Total assets	$3,160,896	$2,945,477	$3,043,953

Liabilities
Noninterest-bearing deposits	$445,088	$449,604	$434,053
Interest-bearing deposits	1,895,480	1,824,718	1,839,815
Total deposits	2,340,568	2,274,322	2,273,868

Short-term borrowings	372,625	325,657	373,972
Other long-term borrowings	67,312	8,274	17,553
Subordinated debentures	35,000	35,000	35,000
Accrued interest payable and other liabilities	26,424	26,905	27,920
Total liabilities	2,841,929	2,670,158	2,728,313

Stockholders' Equity
Common stock -- par value $1.00; shares authorized
50,000,000; shares issued and outstanding 16,361,444,
15,724,895 and 16,349,317, respectively	16,361	15,725	16,349
Additional paid in capital	84,281	60,520	83,970
Retained earnings	219,019	203,044	216,376
Accumulated other comprehensive loss	(694)	(3,970)	(1,055)
Total stockholders' equity	318,967	275,319	315,640
Total liabilities and stockholders' equity	$3,160,896	$2,945,477	$3,043,953

Certain reclassifications of information previously reported have been made to conform with current presentation.

Sandy Spring Bancorp, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)	Three Months Ended
	March 31,
	2008	2007
Interest income:
Interest and fees on loans and leases	$38,469	$34,574
Interest on loans held for sale	96	195
Interest on deposits with banks	49	90
Interest and dividends on securities:
Taxable	2,698	3,871
Exempt from federal income taxes	2,331	2,727
Interest on federal funds sold	279	437
Total interest income	43,922	41,894
Interest expense:
Interest on deposits	13,022	13,788
Interest on short-term borrowings	3,279	3,481
Interest on long-term borrowings	1,042	610
Total interest expense	17,343	17,879
Net interest income	26,579	24,015
Provision for loan and lease losses	2,667	839
Net interest income after provision for loan and lease losses	23,912	23,176
Noninterest income:
Securities gains	574	2
Service charges on deposit accounts	3,030	2,308
Gains on sales of mortgage loans	722	638
Fees on sales of investment products	822	800
Trust and investment management fees	2,397	2,281
Insurance agency commissions	2,086	2,690
Income from bank owned life insurance	714	684
Visa check fees	696	590
Other income	1,655	913
Total noninterest income	12,696	10,906
Noninterest expenses:
Salaries and employee benefits	13,763	13,434
Occupancy expense of premises	2,799	2,417
Equipment expenses	1,439	1,602
Marketing	497	529
Outside data services	1,122	926
Amortization of intangible assets	1,124	802
Other expenses	3,959	3,904
Total noninterest expenses	24,703	23,614
Income before income taxes	11,905	10,468
Income tax expense	3,700	2,923
Net income	$8,205	$7,545
Basic net income per share	$0.50	$0.49
Diluted net income per share	0.50	0.49
Dividends declared per share	0.24	0.23

Certain reclassifications of information previously reported have been made to conform with current presentation.

Sandy Spring Bancorp, Inc. and Subsidiaries
Historical Trends in Quarterly Financial Data (Unaudited)	2008	2007
(Dollars in thousands, except per share data)	Q1	Q4	Q3	Q2	Q1
Profitability for the quarter:
Tax-equivalent interest income	$45,062	$47,519	$48,405	$47,378	$43,179
Interest expense	17,343	18,709	19,746	19,815	17,879
Tax-equivalent net interest income	27,719	28,810	28,659	27,563	25,300
Tax-equivalent adjustment	1,140	1,410	1,447	1,364	1,285
Provision for loan and lease losses	2,667	1,725	750	780	839
Noninterest income	12,696	11,380	11,130	10,873	10,906
Noninterest expenses	24,703	25,316	25,899	24,959	23,614
Income before income taxes	11,905	11,739	11,693	11,333	10,468
Income tax expense	3,700	3,372	3,512	3,164	2,923
Net Income	8,205	8,367	8,181	8,169	7,545
Financial ratios:
Return on average assets	1.07%	1.10%	1.08%	1.10%	1.12%
Return on average equity	10.45%	10.69%	10.55%	11.45%	11.96%
Net interest margin	3.99%	4.19%	4.16%	4.08%	4.07%
Efficiency ratio - GAAP based *	62.90%	65.28%	67.55%	67.33%	67.62%
Efficiency ratio - traditional *	59.18%	60.22%	62.30%	62.26%	63.01%
Per share data:
Basic net income	$0.50	$0.51	$0.50	$0.51	$0.49
Diluted net income	$0.50	$0.51	$0.50	$0.51	$0.49
Dividends declared	$0.24	$0.23	$0.23	$0.23	$0.23
Book value	$19.50	$19.31	$18.92	$18.62	$17.51
Tangible book value	$13.77	$13.60	$13.17	$12.76	$13.11
Average fully diluted shares	16,407,778	16,422,161	16,508,922	16,069,771	15,400,865
Noninterest income breakdown:
Securities gains	$574	$15	$22	$4	$2
Service charges on deposit accounts	3,030	3,211	2,999	2,630	2,308
Gains on sales of mortgage loans	722	590	738	773	638
Fees on sales of investment products	822	518	765	906	800
Trust and investment management fees	2,397	2,581	2,365	2,361	2,281
Insurance agency commissions	2,086	1,203	1,294	1,438	2,690
Income from bank owned life insurance	714	732	720	693	684
Visa check fees	696	747	730	717	590
Other income	1,655	1,783	1,497	1,351	913
Total	12,696	11,380	11,130	10,873	10,906
Noninterest expense breakdown:
Salaries and employee benefits	$13,763	$13,343	$14,654	$13,776	$13,434
Occupancy expense of premises	2,799	2,288	2,946	2,709	2,417
Equipment expenses	1,439	1,829	1,631	1,501	1,602
Marketing	497	674	359	675	529
Outside data services	1,122	1,094	870	1,077	926
Amortization of intangible assets	1,124	1,124	1,123	1,031	802
Other expenses	3,959	4,964	4,316	4,190	3,904
Total	24,703	25,316	25,899	24,959	23,614

* The GAAP based efficiency ratio is noninterest expenses divided by net interest income plus noninterest income from the Consolidated Statements of Income.
The traditional, non-GAAP efficiency ratio excludes intangible asset amortization expenses from noninterest expenses; excludes security gains from noninterest income; and adds the tax-equivalent adjustment to net interest income. See the Reconciliation Table included with these Historical Trends in Quarterly Financial Data.

Sandy Spring Bancorp, Inc. and Subsidiaries
Historical Trends in Quarterly Financial Data (Unaudited)	2008	2007
(Dollars in thousands, except per share data)	Q1	Q4	Q3	Q2	Q1
Balance sheets at quarter end:
Residential mortgage loans	$459,768	$456,305	$439,091	$427,252	$404,177
Residential construction loans	183,690	166,981	154,908	154,444	144,744
Commercial mortgage loans	732,692	662,837	645,790	660,004	621,692
Commercial construction loans	256,714	262,840	246,569	236,278	225,108
Commercial loans and leases	354,509	351,773	343,653	316,409	282,854
Consumer loans	376,650	376,295	371,588	370,621	357,607
Total loans and leases	2,364,023	2,277,031	2,201,599	2,165,008	2,036,182
Less: allowance for loan and lease losses	(27,887)	(25,092)	(23,567)	(23,661)	(22,186)
Net loans and leases	2,336,136	2,251,939	2,178,032	2,121,347	2,013,996
Goodwill	78,111	76,585	76,625	77,457	53,913
Other intangible assets, net	15,507	16,630	17,754	18,878	15,244
Total assets	3,160,896	3,043,953	2,965,492	3,101,409	2,945,477
Total deposits	2,340,568	2,273,868	2,280,102	2,386,226	2,274,322
Customer repurchase agreements	101,666	98,015	122,130	113,622	114,712
Total stockholders' equity	318,967	315,640	310,624	306,255	275,319
Quarterly average balance sheets:
Residential mortgage loans	$463,597	$453,568	$441,190	$426,496	$406,886
Residential construction loans	174,626	163,922	151,306	151,785	151,194
Commercial mortgage loans	690,289	649,101	647,659	630,335	565,277
Commercial construction loans	266,098	252,705	244,975	239,299	203,371
Commercial loans and leases	351,862	339,744	323,439	300,325	246,218
Consumer loans	378,261	374,572	370,585	362,221	353,668
Total loans and leases	2,324,733	2,233,612	2,179,154	2,110,461	1,926,614
Securities	427,819	451,168	458,984	523,507	551,566
Total earning assets	2,795,453	2,725,801	2,733,572	2,711,225	2,518,797
Total assets	3,072,428	3,006,086	3,019,065	2,979,820	2,743,890
Total interest-bearing liabilities	2,311,629	2,222,387	2,214,606	2,212,376	2,048,323
Noninterest-bearing demand deposits	412,369	439,967	463,018	450,887	408,954
Total deposits	2,260,837	2,283,122	2,340,004	2,290,413	2,099,409
Customer repurchase agreements	94,841	112,828	113,425	109,187	101,805
Stockholders' equity	315,755	310,605	307,564	286,040	255,781
Capital and credit quality measures:
Average equity to average assets	10.28%	10.33%	10.19%	9.60%	9.32%
Loan and lease loss allowance to loans and leases	1.18%	1.10%	1.07%	1.09%	1.09%
Nonperforming assets to total assets	1.48%	1.15%	0.87%	0.71%	0.24%
Annualized net charge-offs (recoveries) to
average loans and leases	(0.02)%	0.04%	0.16%	0.05%	0.00%
Miscellaneous data:
Net charge-offs (recoveries)	($129)	$200	$844	$265	($17)
Nonperforming assets:
Non-accrual loans and leases	37,353	23,040	17,362	18,818	1,982
Loans and leases 90 days past due	8,244	11,362	8,009	3,347	5,084
Restructured loans and leases	655	0	0	0	0
Other real estate owned, net	661	461	431	0	0
Total nonperforming assets	46,913	34,863	25,802	22,165	7,066

Sandy Spring Bancorp, Inc. and Subsidiaries
CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (Unaudited)
(Dollars in thousands and tax-equivalent)

	Three Months Ended March 31,
	2008			2007
			Annualized			Annualized
	Average		Average	Average		Average
	Balances	Interest	Yield/Rate	Balances	Interest	Yield/Rate
Assets
Residential mortgage loans	$463,597	$7,296	6.30%	$406,886	$6,078	5.97%
Residential construction loans	174,626	2,770	6.38	151,194	2,717	7.29
Commercial mortgage loans	690,289	11,848	6.90	565,277	10,249	7.35
Commercial construction loans	266,098	4,426	6.69	203,371	4,581	9.13
Commercial loans and leases	351,862	6,546	7.48	246,218	5,033	8.29
Consumer loans	378,261	5,679	6.04	353,668	6,111	7.01
Total loans and leases	2,324,733	38,565	6.66	1,926,614	34,769	7.30
Securities	427,819	6,169	5.84	551,566	7,883	5.86
Interest-bearing deposits with banks	6,949	49	2.81	6,997	90	5.20
Federal funds sold	35,952	279	3.12	33,620	437	5.27
TOTAL EARNING ASSETS	2,795,453	45,062	6.48%	2,518,797	43,179	6.95%

Less: allowance for loan and lease losses	(25,844)			(20,667)
Cash and due from banks	50,160			52,004
Premises and equipment, net	54,364			49,235
Other assets	198,295			144,521
Total assets	$3,072,428			$2,743,890

Liabilities and Stockholders' Equity
Interest-bearing demand deposits	$241,177	$171	0.28%	$231,152	$189	0.33%
Regular savings deposits	153,365	120	0.32	163,037	156	0.39
Money market savings deposits	709,009	4,667	2.65	547,135	4,974	3.69
Time deposits	744,917	8,064	4.35	749,131	8,469	4.58
Total interest-bearing deposits	1,848,468	13,022	2.83	1,690,455	13,788	3.31
Borrowings	463,161	4,321	3.75	357,868	4,091	4.63
TOTAL INTEREST-BEARING LIABILITIES	2,311,629	17,343	3.01	2,048,323	17,879	3.54

Noninterest-bearing demand deposits	412,369			408,954
Other liabilities	32,675			30,832
Stockholder's equity	315,755			255,781
Total liabilities and stockholders' equity	$3,072,428			$2,743,890

Net interest income and spread		27,719	3.47%		25,300	3.41%
Less: tax equivalent adjustment		1,140			1,285
Net interest income		26,579			24,015

Interest income/earning assets			6.48%			6.95%
Interest expense/earning assets			2.49			2.88
Net interest margin			3.99%			4.07%

*Interest income includes the effects of annualized taxable-equivalent adjustments (reduced by the nondeductible portion of interest expense) using the appropriate marginal federal income tax rate of 35.00% and, where applicable, the marginal state income tax rate of 7.50% (or a combined marginal federal and state rate of 39.88%) for 2008 and a marginal state income tax rate of 6.55% (or a combined marginal federal and state rate of 39.26%) for 2007, to increase tax-exempt interest income to a taxable-equivalent basis. The annualized taxable-equivalent adjustment amounts utilized in the above table to compute yields aggregated to $4,586,000 in 2008 and $5,210,000 in 2007.